KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402

            Consent of Independent Registered Public Accounting Firm

The Board of Directors of Allianz Life Insurance Company of North America

We consent to the use of our report dated March 30, 2009 on the financial statements of Allianz Life Variable Account B and our report dated March 24, 2009 on the consolidated financial statements and supplemental schedules of Allianz Life Insurance Company of North America and subsidiaries, included herein and to the reference to our firm under the heading "Experts" in the Statement of Additional Information. Our report on the consolidated financial statements and supplemental schedules of Allianz Life Insurance Company of North America and subsidiaries refers to the adoption of Statement of Financial Accounting Standards No. 157, FAIR VALUE MEASUREMENTS, effective January 1, 2008.

                                  /s/ KPMG LLP

Minneapolis, Minnesota
April 1, 2009